Exhibit 10.2
IR BioSciences Holdings, Inc.
2003 Stock Option, Deferred Stock, Restricted Stock and Bonus Stock Plan

BONUS STOCK AWARD AGREEMENT

Pursuant to your Bonus Stock Grant Notice (“Grant Notice”) and this Bonus Stock Award Agreement, IR BioSciences Holdings, Inc. (the “Company”) has granted you a Bonus Stock award under its 2003 Stock Option, Deferred Stock, Restricted Stock and Bonus Stock Plan (the “Plan”) to receive the number of shares of the Company’s Common Stock indicated in your Grant Notice (the “Award Shares”) upon the terms and conditions indicated in your Grant Notice.  Defined terms not explicitly defined in this Bonus Stock Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Bonus Stock award are as follows:

1. Vesting.  Subject to the limitations contained herein, your Bonus Stock award will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. Number of Shares and Exercise Price.  The Award Shares subject to your Bonus Stock award referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

3. Acquisition prior to Vesting (“Early Vesting”).  If permitted in your Grant Notice (i.e., the “Vesting Schedule” indicates that “Early Vesting” of your Bonus Stock award is permitted) and subject to the provisions of your Bonus Stock award, you may receive at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your Bonus Stock award, the Award Shares, including the nonvested portion of your Bonus Stock award; provided, however, that:

(a) a partial receipt of the Award Shares shall be deemed to cover first vested Award Shares and then the earliest vesting installment of unvested Award Shares;

(b) any Award Shares so received from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement; and

(c) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

4. Whole Shares and Rights as Stockholder.  You may receive only whole shares of Common Stock under your Bonus Stock award.  You shall be entitled to all of the rights of a stockholder with respect to the Award Shares including the right to vote such Award Shares and to receive dividends and other distributions payable with respect to such Award Shares since the Date of Grant.

5. Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, you may not receive the Award Shares unless the Award Shares are then registered under the Securities Act or, if such Award Shares are not then so registered, the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The receipt of Award Shares must also comply with other applicable laws and regulations governing your Bonus Stock award, and you may not receive Award Shares under your Bonus Stock award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

6. Term.  You may not receive Award Shares under your Bonus Stock award before the commencement of its term or after its term expires.  The term of your Bonus Stock award commences on the Date of Grant and expires upon the earliest of the following:

(a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your Bonus Stock award is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your Bonus Stock award shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b) twelve (12) months after the termination of your Continuous Service due to your Disability;

(c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

(d) the Expiration Date indicated in your Grant Notice; or

(e) the day before the tenth (10th) anniversary of the Date of Grant.

7. Restrictions and Forfeiture.

(a) Restrictions.  None of the Award Shares shall be sold shall be sold assigned, transferred, pledged or otherwise transferred, voluntarily or involuntarily by you except by will or the laws of descent and distribution or as otherwise provided for herein.

(b) Lapse of Restrictions.  The restrictions set forth in Section 7(a) above shall lapse on the ____ anniversary date of the Date of Grant with regard to ____ of the Award Shares.

(c) Additional Lapse of Restrictions.  The restrictions set forth in Section 7(a) above with respect to the Award Shares, to the extent they have not lapsed in accordance with Section 7(b) and to the extent not related to shares which previously have been forfeited to the Company, shall lapse on the first to happen of (i) the date you attain early retirement age under the Company’s pension plan, if any, (ii) the termination of  your employment with the Company and its subsidiaries by reason of your disability, (iii) the date of your death, or (iv) an action by the Board of Directors or the Committee administering the Plan, in its sole discretion, terminating such restrictions.

(d) Forfeiture.  The Award Shares shall be forfeited to the Company upon your termination of employment with the Company and its subsidiaries prior to the date the restrictions lapse as provided in Section 7(b) above, unless your termination of employment is by reason of your death or disability.

(e) Other Arrangements.  As a condition to the grant of your Bonus Stock award, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the receipt of Award Shares under your Bonus Stock award, (ii) the lapse of any substantial risk of forfeiture to which the Award Shares are subject at the time of the grant, or (iii) the disposition of Award Shares acquired upon receipt.

(f) Registration Offerings.  By receiving the Award Shares you agree that the Company (or a representative of the underwriter(s)) may, in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, require that you not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, the Award Shares or other securities of the Company held by you, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Award Shares until the end of such period.

(g) Limitations.  Notwithstanding anything to the contrary contained herein:

(i)  Award Shares (1) may be tendered in response to a tender offer for a request or invitation to tenders of greater than 50% of the outstanding Common Stock of the Company or (2) may be surrendered in a merger, consolidation or share exchange involving the Company; provided, in each case, that the securities or other consideration received in exchange thereof shall thereafter be subject to the restrictions and conditions set forth herein.

(ii) In the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Award Shares shall be treated in the same manner in any such transaction as other Common Stock.  Any Common Stock or other securities received by you with respect to the Award Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

(h) Certificates for the Award Shares shall be issued in your name, except as otherwise provided for herein, and shall be held in escrow by the Company until all restrictions lapse or such Award Shares are forfeited as provided herein; provided, however, that the terms of such escrow shall make allowance for the transactions contemplated by Section 7(g) above. A certificate or certificates representing Award Shares as to which restrictions have lapsed shall be delivered to you upon such lapse.

8. Transferability of Award.  Your Bonus Stock award is not transferable, except by will or by the laws of descent and distribution, and receipt of the Award Shares may be received during your life only by you.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive the Bonus Stock award.

9. Option not a Service Contract.  Your Bonus Stock award is not an employment or service contract, and nothing in your Bonus Stock award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your Bonus Stock award shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. Withholding Obligations.

(a) At the time you receive your Award Shares, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Bonus Stock award.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested Award Shares otherwise issuable to you under your Bonus Stock award, a number of whole Award Shares having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law.  If the date of determination of any tax withholding obligation is deferred to a date later than the date of receipt of Award Shares, withholding of Award Shares pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of Award Shares acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of receipt of Award Shares.  Notwithstanding the filing of such election, Award Shares shall be withheld solely from fully vested Award Shares determined as of the date of receipt of Award Shares that are otherwise issuable to you from the Bonus Stock award.  Any adverse consequences to you arising in connection with such withholding procedure shall be your sole responsibility.

(c) You may not receive your Award Shares unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.  Accordingly, you may not be able to receive your Award Shares when desired even though your Bonus Stock award is vested, and the Company shall have no obligation to issue a certificate for such Award Shares or release such Award Shares from any escrow provided for herein.

11. Notices.  Any notices provided for in your Bonus Stock award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. Governing Plan Document.  Your Bonus Stock award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Bonus Stock award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your Bonus Stock award and those of the Plan, the provisions of the Plan shall control.